EXHIBIT 99.1

Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535

Replidyne and Forest End Faropenem Collaboration
Louisville, CO, February 6, 2007 — Replidyne, Inc. (Nasdaq: RDYN) and Forest Laboratories, Inc. (Forest) announced today that they have ended a February 2006 collaboration for the commercialization of faropenem medoxomil (faropenem), a novel community antibiotic in late-stage clinical development. As a result of this termination, Replidyne will re-acquire all U.S. adult and pediatric rights previously granted to Forest.
“We remain confident in the viability of faropenem. As the first oral penem community antibiotic developed in the U.S., supported by a favorable tolerability profile, faropenem could offer important advantages over current therapy. Though the regulatory requirements for the approval of antibiotics have changed, we believe that faropenem can meet these new standards and are we working closely with the FDA to define a regulatory pathway for faropenem approval,” stated Kenneth J. Collins, Replidyne’s President and CEO. “Upon approval, faropenem has the potential to be a valuable asset in a market which should have limited promoted competition at that time.”
In October 2006, the FDA issued a non-approvable letter for faropenem for four adult indications: acute bacterial sinusitis (ABS), community-acquired pneumonia (CAP), acute exacerbation of chronic bronchitis (AECB) and uncomplicated skin and skin structure infections (SSSI). In the non-approvable letter, the FDA recommended further clinical studies for all indications including studies using a superiority design for the indications of ABS and AECB, more extensive microbiologic confirmation, and consideration of alternate dosing regimens. The FDA did not raise any safety concerns or chemistry, manufacturing or controls (CMC) issues related to the product.
Replidyne will host a conference call at 8:30 A.M. ET to discuss today’s announcement and respond to questions. Callers may participate in the conference call by dialing 866-203-3206 (U.S. participants) or 617-213-8848 (international participants), and providing the passcode Replidyne. To access the live webcast, please log on to the company’s website at www.Replidyne.com and go to the Investor Relations section.

A replay of the conference call will be available approximately one hour after the completion of the call through Wednesday, February 21, 2007 at midnight. Callers may access the replay by dialing 888-286-8010 (U.S. participants) or 617-801-6888 (international participants). The audio replay passcode is 38989681. To access a replay of the webcast, visit the Investor Relations section of the company’s website at www.Replidyne.com.
About Faropenem
Faropenem is a member of the penem subclass within the beta-lactam class of antibiotics. Beta-lactams are generally characterized by their favorable safety and tolerability profiles, as well as their broad spectrum of activity, and as a result are often used as first line therapy in many respiratory and skin infections in adult and pediatric patients.
Faropenem medoxomil is an investigational compound being developed for oral treatment of community-acquired respiratory infections and uncomplicated skin and skin structure infections. Community antibiotics are generally used to treat infections acquired in a public setting, rather than at the hospital.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem medoxomil, is a novel oral, community antibiotic, expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. An IND for Replidyne’s second drug candidate, REP8839, was submitted to the FDA in May 2006. REP8839 is a topical anti-infective product under development for the treatment of skin and wound infections, including methicillin resistant S. aureus (MRSA) infections. Replidyne is also pursuing the development of other novel anti-infective products based on its in-house discovery research.
Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s Form S-1 and most recent periodic report filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.
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